5 December 2006

Mr. Scott K. Sorensen
2135 Yuma Street
Salt Lake City, UT 84109

Re:             Employment Agreement

Dear Scott:

I am pleased to offer you employment as Chief Financial Officer of Headwaters Incorporated (“the Company”) on the terms and conditions set forth in this letter agreement (this “Agreement”). You may accept this Agreement by signing and returning a copy of this Agreement as provided below.

1.     Term of Employment. Your employment commenced effective 1 October 2005 (“Start Date”) and shall continue under this Agreement until 31 March 2011, unless it is terminated earlier either by you or the Company or is extended by both you and the Company in a signed writing (“Separation Date”). Your employment under this Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) subject to the provisions of Section 3.

2.     Position and Duties. During the term of this Agreement you shall report to the Chief Executive Officer of the Company. Your duties shall include the duties set forth in the bylaws of the Company for your position and as customarily performed by the CFO of Headwaters and any other duties the Board and the Chief Executive Officer of the Company may delegate to you from time to time. You will be expected to commit your attention and efforts to the position on a full-time basis. During the term of employment, you may serve on one corporate board and on one civic or charitable board or committee, as long as such activities do not materially conflict with the performance of your duties under this Agreement. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder.

3.     Compensation and Benefits. In consideration for your services to the Company during the time period in which this Agreement is effective, you shall receive the following compensation and benefits:

    (a)        Base Salary. The Company shall pay you an annual base salary at the rate of $297,254 per year to be paid in installments according to the Company’s regular payroll policy. Thereafter, your salary will be reviewed on an annual basis, and may be increased at the discretion of the Company. The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws.

    (b)        Annual Incentive Opportunity. You shall be eligible to participate in any bonus plan which the Company may maintain or establish for its executives on the terms of such plan and the awards thereunder. Currently, the Company maintains a Short Term Incentive Bonus Plan (“STIB Plan”) and you will be eligible to participate in the STIB Plan effective 1 October 2005 with a Bonus Percent (as defined in the STIB Plan) of no less than 40 percent. In addition, the Company also maintains a Long-Term Incentive Cash Bonus Plan and you are eligible to participate in that plan.

    (c)        Restricted Stock Grant. As of a date established by the Compensation Committee, Headwaters shall grant you 30,000 shares of restricted Headwaters common stock (the “Restricted Stock”) under a stock incentive plan of the Company. The Restricted Stock grant will be governed by the terms of the stock incentive plan and Headwaters’ usual form of restricted stock award agreement.

(i)

The Restricted Stock will vest subject to both service and stock price performance vesting conditions, as follows: First, each March 31st, beginning with 31 March 2007, one-fifth (6,000 shares) will become eligible for vesting, until all shares are eligible for vesting on 31 March 2011. Second, the shares eligible for vesting as of each March 31st shall vest provided that the market closing price for Headwaters common stock on the applicable March 31 date is at or above the sum of $25 plus the product of $5 multiplied times the number of years since 31 March 2006. For example, the vesting price on 31 March 2008 for the second 6,000 shares shall be $35. Any shares that are eligible for vesting but which fail to vest because of an inadequate market closing price on the applicable March 31 date shall continue to be eligible for vesting and shall vest on the next March 31 date where the applicable stock price for vesting is achieved, provided that any shares of Restricted Stock that have failed to fully vest by 31 March 2016 shall be forfeited. For example, the vesting price on 31 March 2008 for the second 6,000 shares is $35; if the closing market price of Headwaters common stock on 31 March 2008 is $34, the second 6000 shares will not become vested but may become vested if the closing market price is $35 on 31 March 2009. All vesting of the Restricted Stock shall be subject to continuous employment with the Company.

(ii)

Notwithstanding any vesting acceleration provision in this Agreement or any other agreement between you and the Company, the stock price performance vesting condition above will not be deemed satisfied unless the Headwaters closing stock price has reached or exceeded the stock price target for the shares in question on any market closing date on or before the acceleration date.

(iii)	The Restricted Stock will be released to you from an escrow account as you become vested in the shares subject to the payment by you to Headwaters of applicable taxes.

    (d)        Future Stock Incentive Grants. You shall be eligible to participate in future stock incentive grants under such stock incentive plans which the Company may maintain or establish, on the terms of such plan and grants thereunder.

    (e)        Section 401(k) Plan and Other Benefits. Beginning 1 October 2005 you became eligible to participate in the Company’s 401(k) Plan, subject to the terms of that plan. Subject to the terms of such other plans, you shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans. The Company will provide you with a Company car through the term of this Agreement.

    (f)        Vacation and Sick Leave. You shall be entitled to four weeks paid vacation plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the Company’s vacation and sick leave policies.

    (g)        Termination and Change in Control.

        (1)        Termination for Cause, Termination for Other than Good Reason or Termination Due to Death or Disability. In the event that your employment with the Company is terminated by the Company for “Cause” (as defined below), is terminated by you for reasons other than “Good Reason” (as defined below), or is terminated due to your death or Disability, then you (or your estate, if applicable) shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment.

        (2)        Termination Without Cause or for Good Reason. In the event that your employment is terminated by the Company without Cause or is terminated by you for a Good Reason, then, provided that you execute an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit A, you shall be entitled to:

(A) payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment;

(B) the continuation of your health insurance coverage for a 24 month period; and

(C) payment of the product of two multiplied by the sum of:

(i) your annual base salary at the rate in effect as of your termination of employment, or, if higher, the highest rate in effect during the two-year period prior to the date of termination, and

         (ii)        the highest amount of any additional cash incentive compensation, including any sums awarded under the Company’s STIB Plan (or any replacement or successor plans), awarded to you for either (but not both) of the two preceding fiscal years most recently ended.

(D) the continued use for sixty days of the Company vehicle on similar terms;

(E) vesting of any unvested Restricted Stock.

        (3)        Change in Control. The Company has entered into a change in control agreement with you effective 30 September 2006, which agreement is incorporated by reference. In the event you become eligible to receive the severance payments and benefits under the change in control agreement, such as in the event your employment with the Company is terminated within the protection period prior to and following a “Change in Control” as defined in the change in control agreement, then any severance payments and benefits to be provided to you by the Company shall be made under the change in control agreement in lieu of severance payments and benefits under this Agreement, and the provisions of the change in control agreement pertaining to the your employment and post-termination covenants and arbitration as provided in the change in control agreement shall apply to you instead of the provisions herein pertaining to your employment and post-termination covenants and arbitration set forth in Sections 4 and 8, respectively.

        (4)        Contingent Delay in Payments. To the extent any payments under this Section 3(g) are deemed to be deferred compensation subject to the application of Section 409A of the Internal Revenue Code (the “Code”) and required by Section 409A of the Code to be delayed by six months following the termination of your employment with the Company, then the time for such payments shall be delayed solely for such period as required to comply with the requirements of Section 409A of the Code.

    (h)        Definitions.

        As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Cause”shall mean:

    (i)               your engaging in willful misconduct against the Company that is materially injurious to the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of the Company shall not constitute willful misconduct for purposes of this clause (i).

(ii) your engaging in any activity that is a conflict of interest or competitive with the Company;

    (iii)              your engaging in any act of fraud or dishonesty that is materially injurious to the Company or any of their subsidiaries or any material breach of federal or state securities or commodities laws or regulations;

(iv) your engaging in an act of assault or other acts of violence in the workplace;

    (v)               your harassment after the Start Date of this Agreement of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment (subject to a factual finding made by a court of law that you have in fact engaged in the above prohibited conduct); or

(vi) your conviction, guilty plea or plea of nolo contendre for any felony crime.

        (2)        “Disability” shall mean a disability as determined under the Company’s long-term disability plan that prevents you from performing your duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six months or more.

(3) “Good Reason”shall mean any one of the following without your consent:

    (i)               a demotion or any action by the Company which results in diminution of your position, reporting relationship, authority, duties or responsibilities (other than changes permitted by this Agreement or any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by you);

(ii) requirement that you report to work more than 50 miles from the Company’s existing headquarters (not including normal business travel required of your position);

(iii) a reduction in your base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

(iv) a material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice to the Board by you; or

(v) any failure by a successor to the Company to assume and agree to perform the Company’s obligations hereunder.

(4) “Service” shall mean service to the Company or any of their subsidiaries, other than as an employee, such as a member of the Board or a consultant.

4.     Employment and Post Termination Covenants. By accepting the terms of this Agreement and as a condition for the termination payments and benefits you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations:

    (a)        Confidentiality. You acknowledge that, in connection with your employment by the Company, you will have access to trade secrets of the Company and its subsidiaries and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge you have acquired unrelated to any specific proprietary information relating to the Company. You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

    (b)        Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

    (c)        Non-Solicitation. You agree for a period of not less than twenty four (24) months following termination of your employment or service (whichever is later) with the Company that you shall not solicit the services or employment or engage the services or employ any of the employees of the Company or its affiliated companies.

    (d)        Non-Competition. For a period of 24 months following the termination of your employment or service with the Company, you agree not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any business that competes with any activity of the Company or its affiliates conducted at any time during the two years prior to termination, or conducted during the six months period following the termination, as a result of plans initiated prior to such termination, including acquisitions.

    (e)        Authorization to Work for the Company. You represent that you are legally authorized to work in the United States and that your employment with the Company shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

    (f)        Breach of Terms of Section 4. The parties to this Agreement agree that (i) if you breach the provisions set forth in Sections 4, 6 and 8 of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and (ii) if you are in breach of any provisions of Sections 4 and 6 of this Agreement or threaten a breach of any provision of Sections 4 and 6 of this Agreement, the Company shall be entitled, in additional to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Sections 4 and 6 of this Agreement.

5.     Business Expenses. You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties in accordance with the Company’s policies.

6.     Return of Company Property. On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 6.

7.     Binding on Successors. This Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

8.     Arbitration. The parties agree that any future disputes between you and the Company under this Agreement including but not limited to disputes relating to the Release of Claims shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 8(g) below.

    (a)        The complainant shall provide the other party a written statement of the claim. Such statement shall identify any supporting witnesses or documents and the relief requested.

    (b)        The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

    (c)        If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, including any provisions thereof pertaining to discovery. If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the American Arbitration Association.

    (d)        The arbitrator shall have the authority to determine whether the conduct complained of in Section 8(a) violates the complainant’s rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 8(g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release of Claims.

    (e)        The Company shall pay for the arbitrator’s fees, while each party shall pay its own attorneys’ fees.

    (f)        Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 8(a) and (b) above.

    (g)        The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

    (h)        The arbitration shall be held at a location within Salt Lake City, Utah unless the parties mutually agree to a different location for the arbitration.

    (i)         In the event that the Company wishes to contest or dispute a termination for Good Reason by you, it must give written notice of such dispute within the ninety (90) calendar day period after the date of your resignation. If you wish to contest or dispute a termination for Cause by the Company, or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute within ninety (90) calendar days of receiving a Notice of Termination. You may, at either your or the Company’s option, be suspended from all duties during the pendency of such a contest or dispute. If you prevail in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 3 as of the date of termination after adjustments for amounts already paid.

9.     Indemnification. Effective as of 1 November, 2005, the Company entered into an indemnification agreement with you.

10.   Miscellaneous.

    (a)        This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

    (b)        Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Salt Lake City, Utah.

    (c)        This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

    (d)        This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile or photocopied signatures shall be deemed as effective as original signatures.

    (e)        This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah irrespective of any conflicts of law analysis.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Harlan M. Hatfield, General Counsel. A copy of the Agreement is also being provided to you for your records.

I look forward to your future contributions to the Company.

Sincerely,

HEADWATERS INCORPORATED	AGREED AND ACCEPTED:

/s/ Kirk A. Benson Kirk A. Benson Chief Executive Officer	/s/ Scott K. Sorensen Scott K. Sorensen Date: December 5, 2006

EXHIBIT A

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements). Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Company agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive, liability for which the Company would otherwise be obligated to indemnify the Executive under Delaware law, the Certificate of Incorporation of the Company, the bylaws of the Company, or the Executive’s indemnification agreement with the Company by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Company’s Release”), provided that (i) Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interest of the Company, and shall not have engaged in willful misconduct or breach of an agreement with the Company; and (ii) the Company’s Release shall not extend to any acts or omissions of the Executive for which the Company would be prohibited from indemnifying the Executive under Delaware Law, the provisions of the Certificate of Incorporation, or the Bylaws of the Company then in effect or which would excuse, negate, or invalidate the obligations of the insurer under any director and officer liability policy procured by the Company and covering the Executive.